EXHIBIT 99.2

SUNWIN INTERNATIONAL NEUTRACEUTICALS ANNOUNCES STRATEGIC ACQUISITION PLAN IN HE FISCAL YEARS OF 2007 AND 2008

FORT LAUDERDALE, FL AND QUFU, CHINA, Nov 22, 2005 (MARKET WIRE via COMTEX)-- Sunwin International Neutraceuticals, Inc. (OTC BB: SUWN), an industry leader in the production and distribution of Chinese herbs, veterinary medicines and low calorie natural sweetener (Stevia) in China, today released its strategic acquisition plan. The company outlined the acquisition plan for the fiscal years of 2007 and 2008 in order to achieve substantial external growth.

Mr. Laiwang Zhang, Chairman and President of Sunwin International Neutraceuticals, stated, "Our acquisition strategy is a two pronged approach. First, we intend to consolidate Stevia production in China by acquiring production facilities and manufacturing firms in China. Second, we plan to acquire exiting sales networks in order to expand our sales around the world. SUWN currently has a book value of about $0.14 per share with approximately $2 million in the bank. The company believes it can fund most of its acquisition strategy through existing cash, bank loans, other favorable loans, and/or restricted stock. Management intends to significantly increase shareholder value through our focused acquisition strategy. The valuation of these new acquisitions would be favorable to our current shareholders, as the acquisition cost in China will often be based on the net tangible assets of each company that we plan to acquire."

Mr. Zhang explained, "We have targeted several acquisition candidates that produce approximately 700 tons of Stevia per year in total. With successful acquisitions, we could increase our annual production of Stevia of 300 tons per year to approximately 1,000 tons per year, representing 50% to 60% of worldwide production in 2004. These acquisitions could add an additional $25 million in annual sales in the next 12 to 24 months.

"We intend to expand our sales network by acquiring other neutraceutical companies in China. Sunwin will seek to acquire one to two companies that will generate at least $10 million in annual sales in the next 12 to 24 months. Currently we are evaluating several candidates and will announce any progress as we move forward in implementing our acquisition strategy. In summary, a successful execution of our acquisition plan could double revenues and earnings generated by our internal organic growth in the next 12 to 24 months."

Mr. Zhang concluded, "Our goal is to increase our global leading position in the production of Stevia. The low calorie sweetener market is a multi-billion dollar global market of both synthetic and natural sweeteners. We believe the natural, low calorie sweetener Stevia will eventually take some market share from the synthetic sweeteners worldwide in the future. Natural low calorie sweeteners provide what most users feel is a far superior taste than synthetic sweeteners without having the side effects to human organs and systems as synthetic sweetener may have. Management believes that SUWN is well positioned to grow its business substantially in the coming fiscal years. Our goal is to achieve $40 to $60 million in annual sales and $8 to $10 million in net income by April 30, 2008 through both internal organic growth and external acquisitions."



About Sunwin International Neutraceuticals, Inc.

Sunwin International Neutraceuticals, Inc. (OTC BB: SUWN) is engaged in the areas of essential traditional Chinese medicine, 100% organic herbal medicine, neutraceutical products, low-calorie natural sweetener (Stevia), and veterinary medicines and feeds prepared from 100% organic herbal ingredients. As an industry leader in agricultural processing, Sunwin has built an integrated global firm with the sourcing and production capabilities to meet the needs of consumers throughout the world. Sunwin also makes such value-added products as specialty veterinary food ingredients and specialty feed ingredients. The Sunwin

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family works closely with consumer to provide a quality and a hybrid mix of agricultural products and services that meet growing demand. In 2002, Sunwin was recognized as one of the first 2,000 state-level companies that China authorized as the most important innovative high-tech pioneer businesses by the Chinese central government. In 2002, Sunwin was awarded as one of 2002 state-level biological product manufacturers in China. In 2003, Sunwin ranked as one of the top 50 companies of China Animal Related Health Care Product Pharmaceutical Industry. In 2003, Sunwin received award of Shandong Top-Ten Innovative, High-Tech Businesses by the Province Government of Shandong. For more info about Sunwin, please visit http://www.sunwin.biz

Safe Harbor Statement

Certain of the statements set forth in this press release constitute "forward-looking statements." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate," "project," "intend," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will likely," "should," "could," "would," "may" or words or expressions of similar meaning. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the company's actual results and financial position to differ materially from those included within the forward-looking statements. Forward-looking statements involve risks and uncertainties, including those relating to the Company's ability to grow its business. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the Company's limited financial resources, domestic or global economic conditions -- especially those relating to China, activities of competitors and the presence of new or additional competition, and changes in Federal or State laws, restrictions and regulations on doing business in a foreign country, in particular China, and conditions of equity markets. More information about the potential factors that could affect the Company's business and financial results is included in the Company's filings, available via the United States Securities and Exchange Commission.



Contact:
Christina Hanneman
Tel: 303-220-8476
Fax: 303-773-6492
Email: chrishanneman@mho.com